Exhibit 99.1

AMERCO Investor Call – 9-5-03

Joe Shoen

Good morning. Welcome to the AMERCO Investor call for the year ended March 31, 2003, and the quarter ended June 30, 2003. This is Joe Shoen, Chairman of the company. AMERCO’s June 10Q will be filed after Friday, September 5th. The numbers are firm and Gary will review them in the financial review that follows my presentation. The June 03 10Q will be filed shortly.

Fiscal year 2003 was a challenge for AMERCO. Beginning with the default in Oct. the continuing problems with RepWest, the investigation by the SEC, the bankruptcy filings of AMERCO in June and the subsequent filing of AMERCO Real estate in August and culminating in the restatement of our financial statements for fiscal years 2002 and 2001. Despite all these events the core U-Haul business continues to perform very well in what is perceived by many to be a down economy. I will first address the negatives and end on the topic of operations. I will then turn over the discussion to Gary Horton, AMERCO’s treasurer, who will go through the results of operations. I will end with a view toward the future and answers for the questions that have been submitted to us.

Q: Why did AMERCO default on one hundred million-dollar principle payments on October 15, 2002?

A: Simply stated: We ran out of time to refinance the maturing debt. The primary reason we ran out of time is we didn’t have timely financial statements. Furthermore, when we finally had audited statements, they were not transparent.

In order to prevent this situation in the future I have retained top notched financial professionals to make sure we will have timely, transparent financial statements. On behalf of the AMERCO audit committee, I asked BDO to reaudit the prior two years.

Q: What is the problem with RepWest?

A: Republic Western entered into businesses in which they had insufficient knowledge to create profits. As a result we replaced the management two years ago. We were in insurance markets where we had no hope of making profits. That is why we have ceased writing any non U-Haul related insurance risks. We are presently working on a more formal segregation of the U-Haul and non-U-Haul business lines. The non-U-Haul related lines are in runoff.

Q: What is going on with the SEC investigation?

A: We have been supplying them with whatever they have requested and we will continue to do so. We have hired independent accounting professionals to recommend solutions to accounting treatments and independent auditors to verify that we are following the prescribed accounting treatment.

Q: How is the Bankruptcy process going? And why did AMERCO Real Estate Company file?

A: As we have previously released, we have a $300 million debtor-in-possession facility in place that is agented and lead by Wells Fargo Foothill. In order to protect Foothills security interests, we filed AMERCO Real estate company into Chapter 11. What you may not know is that AMERCO has reached agreement with 2 of the 4 major creditor groups on how they will be treated as we come out of Chapter 11. These agreements will be filed with the court and made public in due time.

AMERCO Investor Call – 9-5-03

Q: Why the large restatements in 02 and 01?

A: In performing the re-audit in 2002 and 2001 the Company’s outside auditors BDO and the company found items that had been accounted for incorrectly. The largest items were insurance reserves. The reserves are non-cash in nature but they do have a negative impact on earnings. The necessary accounting entries have been made. The other major restatement amount was the Private Mini Storage limited partnership interest. This is a $34 million issue. The company through its insurance subsidiaries had an equity stake in Private Mini Storage Reality LP. Private Mini is a self-storage company that operates throughout Texas and the southeast. AMERCO had a limited partnership interest in Private Mini Storage. Under the equity method of accounting the company should have been recognizing its share of the Private Mini Storage losses as a reduction in our investment. We have made the appropriate accounting entries. Further, beginning the September 10/Q Private Mini Storage Reality LP will be consolidated with Storage Acquisition Corp in our financial presentation.

Q: Why such negative press?

A: AMERCO is a good corporate citizen, we support local charities, we offer a good product for a reasonable price, our executives are encouraged to take part in the charities in their community, not just with money but with their time. Reporters often have little time to do research and assemble facts. We have retained Sitrick & Company to help us deal with the media. I think we have done a better job in the months that Sitrick has been on board.

Q: What is the value of the company’s real estate?

A: Wells Fargo Foothill in conjunction with the debtor-in-possession in emergence loan facilities had the Company’s wholly owned unencumbered real estate appraised. The results of the appraisals showed that value of the Company’s real estate was approximately $1.1 billion. This value is approximately 2 times the carrying value on the books of AMERCO.

Now I will address operations. Moving Revenues are up. Utilization of trucks and trailers has improved as has pricing. We have seen price increases tending to stick for more than a year. I believe that the Budget organization has quit its wholesale discounting programs. The Penske truck rental organization has never been the problem. Over the last three years our truck fleet has declined by nearly 10,000 units. With more trucks we could increase to more profitable revenue. However, because of the bankruptcy we are probably are going to be restricted on fleet additions. We can live within these restrictions that had been imposed by the new lenders and still maintain market dominance. Self-storage is our biggest near term opportunity. Currently, we have nearly 42,000 vacant storage rooms in inventory. We have the assets we are paying the carrying costs. As we rent them up we will leverage operations.

We have several programs that are currently being implemented. I am not satisfied with our current progress in renting up these rooms. I have been focused on other things over the past several months. I am now refocused on operations and storage rentals is one of my top priorities. Propane sales are doing well. Moving supplies are following the moving revenue trends. Hitch sales are relatively flat with a year ago. There are always opportunities for improvement in all the sales programs. Margins have improved due to better buying and better distribution. I believe we have made progress and gained market share in the truck rental market over the past year. I believe that Penske has also been gaining share. In the storage business I believe we are holding our own against the major competitors. I also believe we are probably losing market share to the independent operator. Instead of the market consolidating I believe it is becoming more fragmented. I believe that our current strategy in partnering with the independent storage operators is the way for us to go.

AMERCO Investor Call — 9-5-03

We can offer them the benefits that size and brand name can offer, and they can help us serve our customers better. Both parties prosper and AMERCO grows without significant new capital commitments. With that I will turn it over to Gary Horton who will go through the numbers and then I will come back and address some of the questions that have been submitted.

Gary Horton

Thanks Joe. Before I discuss our performance for last year and the first quarter of this year, I would like to explain why we had the prior two years reaudited and the outcome. As you know the audit committee replaced our former auditors with BDO Seidman. This in itself created logistical problems with completing the required SEC reporting. BDO would have had to rely on the former auditor’s opinion for two years and perhaps as much as five years. The problem grew much larger when the company sued our former auditors. This in effect created a disagreement with the auditors, which caused them to lose their independence, and therefore invalidates their opinion. We are required to have an independent auditor opinion for each of the years reported. Therefore, the only choice was to have BDO reaudit the years in question. Additionally to all of the technical reasons, the audit committee and the company wanted to make sure that the financial statements were correct and factual.

Unfortunately, we found out that we had not been using the correct treatment for insurance reserves and accounting for the Private Mini Storage partnership. We also took this opportunity to go back and prepay our consolidating statements including cash flow statements that previously had been missed. Now I’d like to discuss the results of operations for last year. Rental revenues were $1.56 billion for the year ended March 31, 2003, as compared to $1.51 billion and $1.44 billion for fiscal year 2002 and 2001 respectively. In prior years rental revenues were net of commissions paid. This year we have moved it and actually showed it under operating expenses. Moving revenues increased in 2003 due to improved utilization and improved pricing. The growth in 2002 was due to utilization and flat pricing. Storage rental growth in 2003 was due to increased rooms and pricing. 2002 growth was due to increased pricing, somewhat improved occupancy and increased room availability. Net sales revenues were $222.9 million, $222.8 million and $212.2 million for fiscal years 2003, 2002 and 2001 respectively. Growth in the sale of moving supplies has been offset by declines in hitch sales. Propane has fluctuated primarily due to pricing. Margins have improved in all categories. Premiums were $307.9 million this year’s compared to $411.2 million and $328.1 million for fiscal years 2002 and 2001. The decline in 2003 was a direct result of getting out of unprofitable lines of business. The increased riding of non U-Haul business caused a premium growth in 2002. We have ceased writing virtually all-non U-Haul business. Investment income declined in both 2003 and 2002 due to what is classified as other than temporary declines in market value held by the insurance companies and in lower investment based and lower rates. Since fiscal year 2001 investment income after elimination of $92.8 million of interest from SAC has declined to $52.3 million to $41.6 million per year. Total revenues declined 2.2% in 2003 to $2.13 billion and that again was due to lower premium and investment revenues. The 8.1% growth in fiscal year 2002 was due to the increase in all the revenue categories except investment income. Prior to the inclusion of SAC total revenues were $1.99 billion for this year, $2.11 billion for last year and $1.97 billion for the fiscal year 2000 and 2001 respectively. Operating expenses declined 1% in fiscal 2003 to $1.13 billion. This was after a growth in fiscal year 2002 from $1.08 billion to $1.15 billion. Fiscal year 2003 declined would have been greater would it had not been for restructuring cost. Commission expenses previously a deduction from rental revenues were $136.8 million this year, $140.4 million last year and $132.9 million in 2001. This expense represents commissions paid to independent dealers and independent owners of trailer fleets that are being utilized as rental equipment in U-Haul’s trailer fleets. Cost of sales has declined in each of the last two years due to better buying programs and lower unit prices.

AMERCO Investor Call — 9-5-03

Cost of sales in 2003 was $115.1 million as compared to $122.7 million and $126.5 million in fiscal year 2002 and 2001 respectively. Benefits and losses were $281.9 million, $423.7 million and $331.1 million for fiscal years 2003, 2002 and 2001 respectively. In addition to the impact of the increase and decrease writing of non U-Haul business there has been a charge for insurance reserves that previously have not been shown on this line. The amount of insurance reserve included on this line were $37.6 million for the year just ended, $47 million for the previous year and $40.5 million for fiscal year 2001. The amounts shown for 2003 and 2001 had not been previously recorded. It should be noted that these are not cash expense and do not lower the company’s ability to pay current expenditures. Amortization of deferred policy acquisition costs were $37.8 million for fiscal year 2003 as compared to $40.7 for fiscal year 2002 and $36.2 million for fiscal year 2001. This represents the amortization of commissions paid on insurance premiums over the life of the underlying policy. The expense subtracts the premium income. Lease expense for fiscal year 2003 was $179.6 million and that is compared to $174.7 million for fiscal year 2002 and $175.5 million in fiscal year 2001. Depreciation expense net of any gains increased 33.4% from last year’s $103 million to $137.4 million for this year. For fiscal year 2001 depreciation expense was $103.8 million. The reason for the increase in 2003 was the increase in vehicles owned and depreciation of properties owned by SAC. Total operating expenses and costs were $2.02 billion as compare to $2.15 billion last year and $1.98 billion two years prior. Other than depreciation and lease expense all other expense categories achieved decreases. The decrease in expenses achieved through the cost reduction programs initiated by management over the last 18 months. Because of the foregoing, operating income was $109.2 million this last year, $42.1 million for the prior year and $47.2 million for fiscal year 2001. Interest expense for the year was $148.1 million for 2003 as compared to $109.5 million last year’s and $111.9 million for 2001. Fiscal year increases in interest expense can be attributed to the extinguishment of the BAT option that was $26.6 million and SAC interest $12.6 million and we had paid the following interest which was approximately 12 million last year. Due to the reasons mentioned previously pre-tax loses were $38.9 million this year, $67.3 million for fiscal year 2002, and $64.7 million for 2001. The non-recurring expenses associated with the default interest, the professional fees associated with the restructuring and the extinguishment of the B-BAT notes were approximately $46 million in fiscal year 2003. Therefore, if you look at it before the non-recurring, the pretax income last year would have been $6.8 million and instead of the $38.9 million loss. The net loss after taxes for fiscal year 2003, 2002 and 2001 were $25 million this year, $47.4 million last year and $42.1 million for fiscal year 2001. Of the $114.5 million in reported losses over the past 3 years $109.2 million were attributable to the combined SAC and RepWest losses. Stockholders equity as reported for the combined group was $327.4 million and $381.5 million and again that was for 2003 and 2002 respectively. AMERCO stockholders’ equity for the two periods was $526.3 million and $574.9 million. For fiscal year 2003, if you subtract the preferred stockholders equity that is really attributable to the common shareholder is $369.8 million. If you divide that by the current shares outstanding you would calculate the current book value per share to be $17.93. At March 31st the notes and loans were $954.9 million as compared to $1.45 billion for the prior year. What I’d like to do now is go into the first quarter results. We have not filed it yet but the numbers are final and it’s being reviewed in its final review by the independent auditors. Again we will just start going through the P&L rental of revenues for the first quarter of fiscal year 2004, were $435.3 million as compared to $412.2 million for the same period one year earlier. The reason for the change was increased pricing and better utilization of the rental fleet. Net sales were $69.2 million this year as compared to $68.2 million last year. The reason for the change was the increased increases in sales moving aids and propane and that was partially offset by a decline in the sale of hitches and towing accessories. Premiums for the quarter were $64.5 million as compared to $84.1 million last year. And again the reason for the decline was the plan withdrawal from non U-Haul related businesses.

AMERCO Investor Call — 9-5-03

Just to give you example RepWest premiums declined $18 million to $28.6 million for the 3 months. Net investment in interest income was $11.6 million as compared to $14.9 million last year. The reason for the change was a reduction in investment pool and lower interest rates. Total revenues $580.6 million this year as compared to $579.3 million last year. Operating expenses for the first quarter were $293 million as compared to $276.2 million for the same quarter a year earlier. Included in here are $7.7 million of restructuring charges. Commission expense was $40.2 million this year as compared to $42.1 million last year. The reason for the decrease was the shift in moving revenues to owned and SAC locations from other independent dealers. Cost of sales decreased to $32.2 million from $35.5 million and the decline was due to a lower purchase price of items sold and a change in the sales mix. Benefits and losses were $53.9 million this year and $76.4 million last years. The decline is due to the withdrawal for non-profitable lines of business by RepWest.  Amortization of deferred acquisition cost was $9.1 million this year as compared to $10.3 million this year. Again as I mentioned earlier the decline is due to reduced premiums in the corresponding lower commission that are being advertised over the life of the underlying insurance. Lease expense decreased to $38.9 million from $41.4 million and that was due to decline in the number of trucks leased. Depreciation expense was $38 million this year as compared to $33.7 million last year. Change was due to an increase in the depreciation of pickups and vans and a shift again from the lease to the owned vehicles. Total cost and expenses for the quarter were $504.8 million this year as compared to $515.7 million last year. Operating income increased from $63.6 million to $75.8 million. Before non-recurring restructuring charges operating income was $83.5 million. Interest expense was $30.9 million this year as compared to $28.7 million last year. This also includes $4.4 million of default interest. Pretax earnings this year was $57 million before non-recurring charges, after non recurring charges pretax earnings stood at $44.9 million. Last years pretax earnings were $34.9 million. Net earnings were $28 million this year as compared to $23.8 million last year. Net earnings before SAC was $31 million this year as compared to $24.2 million last year. EPS the combined group was $1.20 this year as compare to $ .98 last year. EPS for AMERCO and its wholly owned subsidiaries was $1.36 this year as compared to $1 last year. Non-recurring charges reduced EPS by approximately $.50. AMERCO notes and loans were $954.9 million both at June 30th and March 31, 2003.

What we’d like to do now is answer the questions that have been submitted by shareholders and interested parties. What I’d like to do is turn the presentation over to Joe.

Joe Shoen

Thank you Gary. I’ll now go through some of the questions I received, I tried to group them a little bit, by topic and I’ve eliminated a few questions that seem to be overlapping to me. I apologize if I eliminated one of your questions. I’ll read the question and give the best answer I can.

Q: Regarding the preferred stock, is it still your intention to resume dividend payments? Also repay the three missing quarterly dividends? If so, when?

A: Yes, it is our intention to resume dividend payments, I cannot determine the date at this time.

Q: Regarding the three unpaid quarterly dividends on the preferred stock, if you are able at some point to resume dividend payments and repay the arrears as well, would I have to have owned my shares throughout each of these quarters to be deserving of the three missing dividends or would a new buyer of the preferred shares today be paid the arrears as well?

A: Whoever owns the preferred stock on the record date will receive the dividend. The record date is set close in time to the actual paid date.

AMERCO Investor Call — 9-5-03

Q: What is the status of the accumulative dividend on AMERCO’s 8.5% preferred?

A: That dividend is presently suspended.

Q: On the 8.5% preferred you last paid a dividend on 9-3-2002, when will this dividend be reinstated?

A: It will be after we emerge from Chapter 11.

Q: Are you planning on calling these securities on 10/2/2003 or later?

A: There’s no plans at this time to call these securities.

Q: How can there be any value left for shareholders under your plan when in almost every bankruptcy stockholders receive no recovery? Have creditors signed onto your plan for a full recovery?

A: Well quite simply AMERCO has more assets than liabilities. Real estate appraisals showed that market value of AMERCO’s unencumbered owned real estate is $550 million higher than stated book value. Two of four major creditors groups have agreed to our plan and we’re working with the remaining persons to get agreement to our plan.

Q: What is the status of the Securities and Exchange Commission investigation?

A: The Company is in ongoing general document production. Nothing very specific is occurring there.

Q: What is the status of the NASDAQ listing?

A: The listing continues with the agreement by AMERCO to keep NASDAQ appraised of our Chapter 11 progress.

Q: Why are there so many related party transactions between the company and executives?

A: There is one related party transaction that is with SAC holdings which is owned by Mark Shoen, my brother.

Q: What is being done at the company to enhance corporate governance?

A: As announced in several press releases, the company has added an independent advisory board member and instituted an independent governance committee with two new outside independent persons, Paul Bible of Reno, Nevada and Tom Hayes of Northern California.

Q: I am confused about SAC holdings, how was it included in your consolidated balance sheet and income statements pre Chapter 11?

A: It was accounted for as a consolidated entity both before and after Chapter 11 filing. The SAC holdings treatment changed as of December 2001.

Q: How is SAC being treated going forward? Is it or has it ever been profitable?

A: SAC will continue to be treated as a consolidated entity. SAC has lost money historically equal roughly to its depreciation on its real estate holdings.

Q: What is the debt situation of SAC holdings? Is it equal to AMERCO debt?

A: SAC’s debt is non-recourse to AMERCO and it is not in default. As of June 30 SAC had debt owning third parties $589.6 million. Which includes capitalized leases of $122 million and had debt owed to AMERCO of $394.5 million. I’m not sure what was meant by the question, “Is debt at SAC holdings

AMERCO Investor Call — 9-5-03

equal to AMERCO debt,” I thing I answered it as to what is between the two companies and what is exclusively SAC’s debt to third parties.

Q: In AMERCO’s lawsuit vs. Price Waterhouse company, it is stated that 90% of SAC’s cash flow and 90% of gains from future sales of properties return to AMERCO, would you please clarify about the remaining 10%?

A: The remaining 10% stays with SAC. These contracts and these percentages have all been disclosed as exhibits to AMERCO’s K’s and Q’s over the past 8 years. These calculations are very specific and also very public. The question as asked is a little bit of an over generalization but it’s basically correct.

Q: Can you explain how U-Haul has been able to reduce projections for gross capital expenditures from 289 million annually in 2002 to 150 million in the 2003 10K?

A: Well there’s two things operating here: First of all, AMERCO has stopped acquiring self-storage properties. That immediately impacts gross capital expenditures. As those of you know who have followed the company the company has added millions of square feet in self-storage over the last five years. Secondly, gross capital expenditures is a little bit it’s very specific calculation and it’s impacted by the fact that AMERCO primarily acquires trucks via leases not via direct purchases. Because we can anticipate the general guidelines of our exit financing we know there will be some limitations both on capital expenditures and on lease commitments and we have tried to factor those into the projections going ahead.

Q: Would converting the real estate business to a real estate investment trust, a REIT, improve return on assets? Can you tell us if you have considered this type of transaction and the pros and cons of such a structure?

A: We considered a restructure several years ago. At that time, because our storage properties also sell boxes, trailer hitches, rent trucks, etc., there was too much non real estate income. We also looked at segregating our locations and trying to just put the locations that were primarily storage into a REIT. The indications that we got was that the market would not support a REIT were the manager in this case, U-Haul, had properties in the REIT that it managed and its own properties it managed separately of the REIT. This is one of the reasons we went with the SAC structure to expand into the self-storage business.

Q: What are the financials of private mini storage?

A: This is a typical real estate financial statement annual loss roughly equals depreciation, value increases as cash flow increases over time.

Q: Which entity has contingently guaranteed $125 million in Private Mini obligations?

A: AMERCO

Q: What debt does the interest payments being made by U-Haul $9.9 million in 03 and real estate $23.6 million in 03 go to support?

A: These payments go to support debt related to their own operations. The interest is actually paid directly to AMERCO.

AMERCO Investor Call — 9-5-03

Q: What entities are responsible to the synthetic leases due to Royal Bank of Canada, Bank of Montreal and City? What are the annual payments for each of the synthetic leases, what are the assets supporting the synthetic leases, when would the synthetic leases have matured if not for the default?

A: AMERCO Real Estate is responsible for these $16 to $17.5 million annual payment under the Bank of Montreal and City facilities. Self-storage properties branded as U-Haul are the underlying assets. The maturities of these facilities would have been in the July/September 04 time frame. So approximately a year from now.

Q: What are the details regarding the $100 million note payable to the insurance operations? To which operations what was the consideration given by the insurance operations in exchange for the note? Which entity gave the note to the insurance operations and who is the debtor?

A: The $100 million note payable that’s being referred to is a private placement done with non affiliated insurance companies it has nothing to do with AMERCO’s two insurance companies. The loan was made to AMERCO Real Estate supported by AMERCO Real Estate’s assets.

Q: Please update us on the status and values of any real estate appraisals.

A: Some of the specific properties appraisals are posted in the amerco.com website as part of bankruptcy filings. The appraisals were done by Cushman Wakefield on behalf of a lenders group they were not done by AMERCO. The values came in the aggregate $550 million higher than the book value for owned unencumbered real estates.

Q: Please discuss specifically how you can plan to pay off the creditors in full without diluting the equity.

A: Our plans are to pay creditors through cash and the insurance of new securities. We anticipate filing this specifics of this plan with the bankruptcy court in late September. We will then post it on the amerco.com website and it will be public information available to anyone who would care to look it up.

Q: What are the future cash flow implications of the booking of the insurance reserves?

A: They will be paid out over a period of several years. The cash will be retained by U-Haul until the actual payments are made.

Q: What is your best estimate for timing coming out of bankruptcy?

A: If we are able to achieve a consensual plan it’s our intent to come out in December of this year. If we are unable to achieve a consensual plan and we have to go with a cram down, it could be as late as July 04.

Q: What is the financial status of Private Mini Storage LP and under what conditions would AMERCO have to make good on the support party agreement?

A: Private Mini is currently paying all of their obligations. In the event they fail to make an event of default, AMERCO would make good.

Q: When Private Mini did its $255 million financing, why did AMERCO not get taken out of its support party agreement and be released from its previous $55 million liability?

A: AMERCO was on track to be taken out until its default last October. This default impacted on to PMSR refinance. The new financing does provide for an orderly reduction in the support as certain performance hurdles are met by Private Mini Storage.

AMERCO Investor Call — 9-5-03

Q: Has the mortgage B-BAT notes ever been perfected?

A: I think what you actually meant to ask there was has the mortgage for the AMERCO Real Estate the ARAC notes ever been perfected? And the answer to that questions is no it has not been.

Q: Why was the liability to the IRS increased to $164 million?

A: First of all, our liability to the IRS has not increased to the best of my knowledge. I cannot locate in our financial statements the $164 million number and if this answer isn’t adequate email me it again and tell me where you found the number and I’ll try to be more specific.

Q: Under what conditions could AMERCO be liable for the trac terminal rental adjustment clause leases?

A: If the trucks were liquidated and the proceeds were not adequate to pay the residual then AMERCO could be liable for the tracs.

Q: This person wanted yes or no answers, so I will do my best. The bankruptcy filing was necessitated by the complexity of your creditor group, yes or no?

A: I would say Yes.

Q: Any attempt to extend maturities or pay less than 100% of your debt obligations could cause material dilution to the equity, yes or no?

A: I’m going to split the question in half and I would say Yes, but any attempt to pay less than 100% of our debt obligations could cause dilution. However, the plan is and has been to pay 100% plus interest. The other half of the question would be with an attempt to extend maturities on the debt obligations cause material dilutions on the equity. That’s a very complicated question I’m going to answer no, I don’t think it lends itself to a yes or no answer.

Q: Reporting SAC on a consolidated basis could obscure true AMERCO earnings for a considerable length of time, yes or no? And how long?

A: I would say the answer is yes. The time period is indefinite, because that seems to be the approved accounting treatment at this time.

Q: What is the estimated range of fees paid to Foothill?

A: It’s in the neighborhood of $5 million.

That concludes the questions that I received and that I was able to answer. I want to thank those of you who submitted questions. I appreciate each of you whose supported the company. I believe that we have made significant progress with the Chapter 11 filing and the subsequent events towards getting AMERCO back into general credit markets. Our fundamental U-Haul business has been good and remains good. We are exiting the property casualty business and have already made those decisions. It takes some amount time for this business to roll off the books. I expect that we will continue to perform to plan and I request your support in the coming quarters.

Thank You.